Exhibit H(2)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 29th day of August, 2006.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Select Mid-Cap Value Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to cap the fees and expenses of the Fund (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) at the following amounts through March 31, 2008. This agreement cannot be terminated unilaterally by the Manager.

MassMutual Select Mid-Cap Value Fund

Expense Cap
Class Sshares	0.88%
Class Yshares	0.98%
Class Lshares	1.13%
Class Ashares	1.38%
Class N shares	1.68%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 29th day of August, 2006.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/Eric Wietsma
Eric Wietsma, Vice President

MASSMUTUAL SELECT FUNDS
on behalf of the MassMutual Select Mid-Cap Value Fund

By:	/s/Nicholas H. Palmerino
Nicholas H. Palmerino, CFO and Treasurer